Exhibit 24



			CONFIRMING STATEMENT



This statement confirms that the undersigned, Peter E. Hornstra, has authorized and designated Michael A. Boxer, Melodie T. Morin, and Sharon S. Briansky to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U. S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of THERMO FISHER SCIENTIFIC INC. The authority of Michael A.
Boxer, Melodie T. Morin, and Sharon S. Briansky under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of THERMO FISHER SCIENTIFIC INC., unless earlier revoked in writing. The undersigned acknowledges that Michael A. Boxer, Melodie T. Morin, and Sharon S. Briansky are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.







Date: April 11, 2018

/s/ PETER E. HORNSTRA